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[EQUITY OFFICE LOGO]
                                          Equity Office Properties Trust
                                          Two  N. Riverside Plaza
                                          Chicago, Illinois  60606-2703

                                          Equity Office           Equity Office
                                          Investors/Analysts:     Media:
                                          Diane Morefield         Terry Holt
                                          312.466.3286            312.466.3102

              EQUITY OFFICE ISSUES AN ADDITIONAL $25 MILLION OF
                      EXCHANGEABLE, SENIOR DEBT SECURITIES

CHICAGO (September 18, 2000) -- Equity Office Properties Trust (NYSE: EOP) announced today that EOP Operating Limited Partnership completed the private placement of an additional $25 million aggregate principal amount of exchangeable, senior unsecured notes due 2008. The notes, which may be exchanged for common shares of Equity Office at an initial exchange price of $34.00, were issued pursuant to the partial exercise by the initial purchaser of the over-allotment option granted on August 23, 2000. Net proceeds to EOP Operating Limited Partnership from the offering were used to pay down borrowings under its third amended and restated revolving credit facility. All terms of this offering are identical to the $300 million of exchangeable, senior unsecured notes due 2008 issued and sold on August 23, 2000.

The offering was made by means of an offering memorandum to qualified institutional buyers, certain institutional accredited investors and offshore buyers, and the notes and the common shares issuable upon exchange have certain registration rights. The notes offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S persons absent registration or an applicable exemption from the registration requirements.

Equity Office Properties Trust (NYSE: EOP) is the nation's largest publicly held owner and manager of office properties with a national portfolio of 381 buildings comprising 99.1 million square feet in 24 states and the District of Columbia. Equity Office has an ownership presence in 37 Metropolitan
Statistical Areas (MSAs) and in 104 submarkets, enabling it to provide a wide range of office solutions for local, regional and national customers. For more company information, visit the Equity Office website at www.equityoffice.com.



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